 ULURU NEWS

Contact: Company
Kerry P. Gray
President & CEO
Terry K. Wallberg
Vice President & CFO
(214) 905-5145

ULURU INC. ENTERS INTO STRATEGIC FINANCINGS OF UP TO $1.6 MILLION

 AT A PREMIUM TO CURRENT SHARE PRICE

Addison, Texas, September 15, 2011; ULURU Inc. (NYSE AMEX: ULU), a specialty pharmaceutical company focused on the development of a portfolio of wound management and oral care products, today announced it has entered into agreements for investment commitments with Ironridge Global BioPharma and its affiliates ("Ironridge"), under which Ironridge has committed in two transactions, subject to certain conditions, to purchase common and preferred stock totalling up to $1.6 million. One of the transactions includes a purchase of up to $650,000 in convertible, redeemable, preferred stock with a 7.5% dividend. The preferred stock is convertible into shares of the Company's common stock at a minimum conversion price of $0.70, which represents a premium of approximately 37 percent over the closing price on September 14, 2011.  In the second financing, the Company may issue up to $969,000 of registered common stock, subject to certain conditions, at a price per share equal to $ 0.50, 102% of the closing bid price of the Company's common stock on September 14, 2011, in exchange for cash or a secured promissory note issued by the investor.

Commenting on the financing, Kerry P. Gray, President and CEO of ULURU, stated, "The structure of these financings provides ULURU with the necessary capital without dilution associated with discounted stock offerings that include substantial warrant coverage. Ironridge provides us with the opportunity to partner with a source of capital to execute our business plan. This capital will be used to expand our commercialization activities, prepare for the extension of our product line including Altrazeal® Collagen and Altrazeal® Silver, and place us in a stronger position negotiating with strategic partners."

The registered offering of common stock is being made pursuant to a prospectus supplement included as part of a shelf registration statement filed with the Securities and Exchange Commission (“SEC”) that was declared effective on July 23, 2009.  A prospectus supplement related to the registered direct offering will be filed with the SEC. Copies of the prospectus supplement together with the accompanying prospectus can be obtained at the SEC's website at http://www.sec.gov. This announcement is neither an offer to sell nor a solicitation of an offer to buy any shares of common stock of the Company. No offer, solicitation or sale will be made in any jurisdiction in which such offer, solicitation or sale is unlawful.

About ULURU Inc.:
ULURU Inc. is a specialty pharmaceutical company focused on the development of a portfolio of wound management and oral care products to provide patients and consumers improved clinical outcomes through controlled delivery utilizing its innovative Nanoflex® Aggregate technology and OraDisc™ transmucosal delivery system.  For further information about ULURU Inc., please visit our website at www.uluruinc.com.  For further information about Altrazeal®, please visit www.Altrazeal.com.

About Ironridge:
Ironridge is a public equity firm that brings traditional private equity financial sophistication to small cap public companies. By supplying innovative financing solutions and flexible capital, Ironridge Global seeks to unlock the full potential of cash-constrained businesses. The firm’s core objective is to propel high growth companies in building a faster growing and more profitable enterprise.

This press release contains certain statements that are forward-looking within the meaning of Section 27a of the Securities Act of 1933, as amended.  These statements are subject to numerous risks and uncertainties, including but not limited to delays in the completion of the financings; the ability of Ironridge to pay the principal balance of the promissory note upon maturity; the Company's ability to continue the commercialization and development of its products and to the risk factors detailed in the Company’s Annual Report on Form 10-K for the year ended December 31, 2010, and other reports filed by us with the Securities and Exchange Commission.